Exhibit 99.1

Merrill Lynch & Co., Inc.

Reconciliation of Non-GAAP Measures

For the Three Months Ended September 29, 2006

During the third quarter of 2006, Merrill Lynch completed the merger of its Merrill Lynch Investment Managers business with BlackRock, Inc. Merrill Lynch recognized a gain associated with this merger along with other non-recurring expenses, collectively “Impact of BlackRock Merger”.

Management believes that while the results excluding the impact of the BlackRock merger are considered non-GAAP measures, they depict the performance of the company more clearly and enable more appropriate period-to-period comparisons.

Unaudited Earnings Summary

(in millions, except per share amounts)

	For the Three Months Ended September 29, 2006

	Excluding Impact of	Impact of
	BlackRock Merger	BlackRock Merger	GAAP Basis

Net Revenues(a)	$7,927	$1,969	$9,896

Non-Interest Expenses
Compensation and benefits(b)	3,806	144	3,950
Non-compensation expenses(c)	1,760	58	1,818

Total Non-Interest Expenses	5,566	202	5,768

Earnings Before Income Taxes(d)	2,361	1,767	4,128
Income Tax Expense(e)	421	662	1,083

Net Earnings	$1,940	$1,105	$3,045

Preferred Stock Dividends	$50	$-	$50

Net Earnings Applicable to Common Stockholders	$1,890	$1,105	$2,995

Earnings Per Common Share
Basic	$2.21	$1.29	$3.50
Diluted	$2.00	$1.17	$3.17
Average Shares Used in Computing Earnings Per Common Share
Basic	855.8	-	855.8
Diluted	945.3	-	945.3

Financial Ratios

	For the Three Months Ended
	September 29, 2006

	Excluding Impact of
	BlackRock Merger	GAAP Basis

Ratio of compensation and benefits to net revenues(b)/(a)	48.0%	39.9%
Ratio of non-compensation and benefits to net revenues(c)/(a)	22.2%	18.4%
Effective Tax Rate(e)/(d)	17.8%	26.2%
Pre-tax Profit Margin(d)/(a)	29.8%	41.7%

Average Common Equity	$33,862	$33,862
Impact of the BlackRock merger	(276)	-

Average Common Equity	33,586	33,862
Annualized Return on Average Common Equity	22.5%	35.4%

Exhibit 99.1

Merrill Lynch & Co., Inc.

Reconciliation of Non-GAAP Measures

For the Nine Months Ended September 29, 2006

Merrill Lynch adopted Statement of Financial Accounting Standards No. 123 (as revised in 2004) for stock-based employee compensation during the first quarter of 2006. Additionally, as a result of a comprehensive review of the retirement provisions in its stock-based compensation plans, Merrill Lynch also modified the retirement eligibility requirements of existing stock awards in order to facilitate transition to more stringent retirement eligibility requirements for future stock awards. These modifications and the adoption of the new accounting standard required Merrill Lynch to accelerate the recognition of compensation expenses for affected stock awards, resulting in the “one-time compensation expenses.” These changes represent timing differences and are not economic in substance.

During the third quarter of 2006, Merrill Lynch completed the merger of its Merrill Lynch Investment Managers business with BlackRock, Inc. Merrill Lynch recognized a gain associated with this merger along with other non-recurring expenses, collectively “Impact of BlackRock Merger”.

Management believes that while the results excluding these one-time compensation expenses and the impact of the BlackRock merger are considered non-GAAP measures, they depict the performance of the company more clearly and enable more appropriate period-to-period comparisons.

Unaudited Earnings Summary

(in millions, except per share amounts)

	For the Nine Months Ended September 29, 2006(1)

	Excluding One-time	Impact of
	Compensation	One-time	Impact of
	Expenses & Impact	Compensation	BlackRock
	of BlackRock Merger	Expenses	Merger	GAAP Basis

Net Revenues(a)	$24,047	$-	$1,969	$26,016

Non-Interest Expenses
Compensation and benefits(b)	11,777	1,759	144	13,680
Non-compensation expenses(c)	5,208	-	58	5,266

Total Non-Interest Expenses	16,985	1,759	202	18,946

Earnings Before Income Taxes(d)	7,062	(1,759)	1,767	7,070
Income Tax Expense(e)	1,837	(582)	662	1,917

Net Earnings	$5,225	$(1,177)	$1,105	$5,153

Preferred Stock Dividends	$138	$-	$-	$138

Net Earnings Applicable to Common Stockholders	$5,087	$(1,177)	$1,105	$5,015

Earnings Per Common Share
Basic	$5.83	$(1.35)	$1.25	$5.73
Diluted	$5.27	$(1.22)	$1.14	$5.19
Average Shares Used in Computing Earnings Per Common Share
Basic	873.1	1.9	-	875.0
Diluted	964.7	1.9	-	966.6

Financial Ratios

	For the Nine Months Ended(1)
	September 29, 2006

	Excluding One-time
	Compensation
	Expenses & Impact
	of BlackRock Merger	GAAP Basis

Ratio of compensation and benefits to net revenues(b)/(a)	49.0%	52.6%
Ratio of non-compensation and benefits to net revenues(c)/(a)	21.7%	20.2%
Effective Tax Rate(e)/(d)	26.0%	27.1%
Pre-tax Profit Margin(d)/(a)	29.4%	27.2%

Average Common Equity	$33,887	$33,887
Impact of one-time compensation expenses and the BlackRock merger	(256)	-

Average Common Equity	33,631	33,887
Annualized Return on Average Common Equity	20.2%	19.7%

(1)	For purposes of comparison with previously published results, data excluding the impact of the one-time compensation expenses for the first nine months of 2006 assumes the impact of the one-time compensation expenses is limited to the first quarter of 2006.

Exhibit 99.1

Merrill Lynch & Co., Inc.

Reconciliation of Non-GAAP Measures — Segment Data (unaudited)

(dollars in millions)

	For the Three Months Ended			Percent Inc / (Dec)		For the Nine Months Ended

	Sept. 29,	June 30,	Sept. 30,	3Q06 vs.	3Q06 vs.	Sept. 29,	Sept. 30,	Percent
	2006	2006	2005	2Q06	3Q05	2006	2005	Inc/(Dec)

Global Markets & Investment Banking
Total net revenues(a)	$4,396	$4,580	$3,645	(4)%	21%	$13,529	$10,401	30%

Pre-tax earnings	1,459	1,493	1,289	(2)	13	3,164	3,511	(10)
Impact of one-time compensation expenses	-	-	-	N/M	N/M	1,369	-	N/M

Pre-tax earnings excluding one-time compensation expenses(b)	1,459	1,493	1,289	(2)	13	4,533	3,511	29
Pre-tax profit margin	33.2%	32.6%	35.4%			23.4%	33.8%
Pre-tax profit margin excluding one-time compensation expenses(b)/(a)	33.2%	32.6%	35.4%			33.5%	33.8%

Global Private Client
Total net revenues(a)	2,825	3,045	2,691	(7)	5	8,809	7,862	12

Pre-tax earnings	611	701	590	(13)	4	1,677	1,557	8
Impact of one-time compensation expenses	-	-	-	N/M	N/M	281	-	N/M

Pre-tax earnings excluding one-time compensation expenses(b)	611	701	590	(13)	4	1,958	1,557	26
Pre-tax profit margin	21.6%	23.0%	21.9%			19.0%	19.8%
Pre-tax profit margin excluding one-time compensation expenses(b)/(a)	21.6%	23.0%	21.9%			22.2%	19.8%

Merrill Lynch Investment Managers
Total net revenues(a)	$700	$630	$456	11	54	$1,900	$1,274	49
Pre-tax earnings	284	240	162	18	75	637	410	55
Impact of one-time compensation expenses	-	-	-	N/M	N/M	109	-	N/M

Pre-tax earnings excluding one-time compensation expenses(b)	284	240	162	18	75	746	410	82
Pre-tax profit margin	40.6%	38.1%	35.5%			33.5%	32.2%
Pre-tax profit margin excluding one-time compensation expenses(b)/(a)	40.6%	38.1%	35.5%			39.3%	32.2%

Corporate
Total net revenues	$1,975	$(97)	$(114)	N/M	N/M	$1,778	$(308)	N/M
Impact of BlackRock merger	1,969	-	-	N/M	N/M	1,969	-	N/M

Total net revenues excluding the BlackRock merger	6	(97)	(114)	106	105	(191)	(308)	38
Pre-tax earnings	1,774	(85)	(105)	N/M	N/M	1,592	(278)	N/M
Impact of BlackRock merger	(1,767)	-	-	N/M	N/M	(1,767)	-	N/M

Pre-tax earnings excluding the BlackRock merger	7	(85)	(105)	108	107	(175)	(278)	37

Total
Total net revenues(a)	$9,896	$8,158	$6,678	21	48	$26,016	$19,229	35
Impact of BlackRock merger	1,969	-	-	N/M	N/M	1,969	-	N/M

Total net revenues excluding the BlackRock merger	7,927	8,158	6,678	(3)	19	24,047	19,229	25
Pre-tax earnings	4,128	2,349	1,936	76	113	7,070	5,200	36
Impact of BlackRock merger	(1,767)	-	-	N/M	N/M	(1,767)	-	N/M
Impact of one-time compensation expenses	-	-	-	N/M	N/M	1,759	-	N/M

Pre-tax earnings excluding BlackRock merger and one-time compensation expenses(b)	2,361	2,349	1,936	1	22	7,062	5,200	36
Pre-tax profit margin	41.7%	28.8%	29.0%			27.2%	27.0%
Pre-tax profit margin excluding BlackRock merger and one-time compensation expenses(b)/(a)	29.8%	28.8%	29.0%			29.4%	27.0%

N/M = Not Meaningful

Note:	Certain prior period amounts have been reclassified to conform to the current period presentation.